Viatris Inc. Reports Strong First Quarter 2021 Financial Results, Reaffirms 2021 Guidance and Announces Inaugural Quarterly Dividend
PITTSBURGH - May 10, 2021:
•Reports First Quarter 2021 Financial Results - Total Revenue of $4.4 billion, U.S. GAAP net loss of $1.0 billion, Adjusted EBITDA of $1.6 billion, U.S. GAAP net cash provided by operating activities of $849 million, Free cash flow of $799 million

•Board of Directors Declares a Quarterly Dividend of Eleven Cents ($0.11) per Share
•Generates $163 Million in New Product Revenue in the First Quarter
•Continues Solid Progress in Advancing Key Pipeline Programs
•Remains on Track to Achieve Approximately $500 Million in Synergies in 2021
•Reaffirms Financial Guidance for 2021

Viatris Inc. (NASDAQ: VTRS) today reported results for the first quarter of 2021, which demonstrate the strength of its differentiated operating platform and commercial capabilities, its broad and diverse product portfolio and its strong R&D platform.
Viatris also announced that its Board of Directors declared a quarterly dividend of eleven cents ($0.11) for each issued and outstanding share of the company’s common stock. The dividend is payable on June 26, 2021 to stockholders of record at the close of business on May 24, 2021.
Executive Comments
Michael Goettler, Chief Executive Officer stated: “Our strong first-quarter performance across revenue, adjusted EBITDA and free cash flow highlights the diversified and robust business profile that differentiates Viatris as a company. We see underlying strength in our business and we are reaffirming guidance for 2021, which incorporates known and potential headwinds and tailwinds for the remainder of the year. At the conclusion of the second quarter, we will be reassessing our guidance for the full year.”
Rajiv Malik, President, stated: “We are off to a strong start to the year as we successfully execute on our 2021 business plan priorities – manage our base business, deliver on our new launches, integrate and synergize. Our broad-based, diverse global portfolio drove strong quarterly performance across all four segments and all three product categories. We remain confident in our ability to optimize the one-of-a-kind platform we have built. We are encouraged that our new product launches delivered revenue of $163 million for the quarter and remain on track to meet our $690 million target in new product launch revenue for the year. We are also on track to realize approximately $500 million of cost synergies this year.”
Sanjeev Narula, Chief Financial Officer, stated: “I am pleased with our strong execution in the quarter and our focused delivery of our financial commitments, including the declaration of our inaugural quarterly dividend and the enhanced disclosures with which we are reporting our results. During the first quarter, we generated $799 million of free cash flow, primarily driven by solid net cash provided by operating activities and the timing of spend. We remain focused on our capital allocation priorities and maintaining our investment grade credit rating.”

Financial Summary

	Three Months Ended
	March 31,
(Unaudited; in millions, except per share amounts and %s)	2021	2020	Reported Change(1)	Combined Adjusted Operational Change(2)(3)	Combined LOE Adjusted Operational Change(2)(3)
Total Net Sales	$4,400.1	$2,588.2	70%	(6)%	(2)%
Developed Markets	2,571.6	1,986.4	29%	(5)%	(5)%
Emerging Markets	754.7	343.5	120%	(5)%	(5)%
JANZ	481.9	243.2	98%	(25)%	14%
Greater China	591.9	15.1	nm	9%	9%

Net Sales by Product Category
Brands	$2,724.6	$1,061.5	157%	(8)%	(1)%
Complex Gx and Biosimilars	328.9	253.3	30%	27%	27%
Generics	1,346.6	1,273.4	6%	(8)%	(8)%

U.S. GAAP Gross Profit	$1,127.3	$906.1	24%
U.S. GAAP Gross Margin	25.4%	34.6%
Adjusted Gross Profit (4)	$2,639.9	$1,380.4	91%
Adjusted Gross Margin (4)	59.6%	52.7%

U.S. GAAP Net (Loss) Earnings	$(1,037.6)	$20.8	nm
Adjusted Net Earnings (4)	$1,116.4	$467.2	139%

EBITDA (4)	$1,168.1	$582.9	100%
Adjusted EBITDA (4)	$1,636.6	$750.7	118%	(10)%	(3)%

U.S. GAAP net cash provided by operating activities	$848.8	$291.1	192%
Capital expenditures	49.5	43.4
Free cash flow (4)	$799.3	$247.7	223%
___________
(1)     Q1 2020 represents Mylan standalone results for Q1 2020. Mylan was the accounting acquiror in the combination of Mylan N.V. with Pfizer Inc.'s Upjohn business (the "Combination) and therefore the historical financial statements of Mylan for periods prior to the combination are considered to be the historical financial statements of Viatris.
(2)     Represents operational change for net sales. See “Certain Key Terms” in this release for more information.
(3)    See “Certain Key Terms” for more information about Combined Adjusted Q1 2020 results and Combined LOE Adjusted Q1 2020 results.
(4)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.

First Quarter Highlights
•First quarter 2021 net sales totaled $4.40 billion, down 6% compared to combined adjusted Q1 2020 results, but only down 2% compared to combined LOE adjusted Q1 2020 results driven by solid performance across all four of our segments—Developed Markets, Emerging Markets, JANZ (Japan, Australia and New Zealand), and Greater China.
•Brands performed better than expectations, driven by products such as EpiPen®, Amitiza®, Lipitor® and Viagra®.
•Complex Generics and Biosimilars grew by 27% compared to combined adjusted Q1 2020 results, largely driven by Pegfilgrastim, Trastuzumab and Adalimumab biosimilars.
•Generics, which include diversified product forms such as extended-release oral solids, injectables, transdermals and topicals, performed in line with expectations, including for the impact of COVID-19 in Q1 2021.
•The company generated $163 million in new product revenue primarily driven by the Thrombosis portfolio in the Developed Markets segment and is on track to meet $690 million in consolidated new product revenue in 2021.
•The company generated $799 million of free cash flow, primarily driven by solid U.S. GAAP net cash provided by operating activities of $849 million and the timing of planned capital expenditures.
•Continued solid progress in advancing key pipeline programs for biosimilars, complex products and complex injectables.
Integration and Restructuring
•Workforce actions related to the company’s previously announced global restructuring program are well underway.
•Plans to close, downsize or divest 13 manufacturing sites are in process. As always, the company is committed to ensuring supply continuity so that patients’ needs for critical medicines are met.
•The company remains on track to realize approximately $500 million of cost synergies this year.
Capital Allocation
•The Viatris Board of Directors declared a quarterly dividend of eleven cents ($0.11) per share.
•The company paid down $1.06 billion in short-term debt in the quarter, continues to target approximately $6.5 billion of debt repayment through 2023, and remains fully committed to maintaining its investment grade credit rating.
COVID-19 Response
•The company continues to support the health and safety of colleagues and their families around the world as a top priority.
•Viatris has ramped up production of antiviral medicines, including remdesivir, and continues to work with government authorities in India to further reduce the cost of the medicines and educate more than 20,000 healthcare professionals about product usage as the country works to overcome its current COVID outbreak.
•Viatris has a broad, diverse and resilient global manufacturing and supply chain footprint. The company is not dependent on any one country or site. Even in India, the company's manufacturing footprint is spread over five different states, which mitigates the risk of disruption in any given part of the country.

Commitment to Sustainability
•The company published its inaugural Sustainability Report reinforcing its strong foundation in corporate social responsibility and commitment to doing its part to address some of the world’s most pressing health needs by providing sustainable access to high-quality medicine, regardless of geography or circumstance. The report provides a comprehensive, enterprise-wide overview of Viatris’ operations as they relate to environmental, social and governance (ESG) matters and outlines efforts from the past year across five key areas of impact: patient health, employee health, environmental health, global public health and community health. The report also includes a deeper look at Viatris’ role in the fight against COVID-19. https://www.viatris.com/en/About-Us/Corporate-Responsibility
Reaffirming 2021 Financial Guidance
Viatris is reaffirming financial guidance for 2021 as set forth below. The Company is not providing forward-looking guidance for U.S. GAAP net loss or a quantitative reconciliation of its 2021 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net loss, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. U.S. GAAP net cash provided by operating activities for 2021 is estimated to be between $2.65 billion and $2.8 billion, with a midpoint of $2.73 billion.
2021 Financial Guidance

	Range (Billions)	Midpoint (Billions)
Total Revenue	$17.2 - $17.8	$17.5
Adjusted EBITDA (1)	$6.0 - $6.4	$6.2
Free Cash Flow (1)	$2.0 - $2.3	$2.15
(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
Conference Call and Earnings Materials
Viatris Inc. will host a conference call and live webcast, today at 10:00 a.m. ET, to review the Company's financial results for the first quarter ended March 31, 2021. Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 855.493.3607 or 346.354.0950 for international callers (ID#: 3557756). The "Viatris Q1 Earnings Presentation", which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.
Certain Key Terms
The combined measures described herein are calculated as indicated, are reflected as approximations and/or with rounding, and do not reflect pro forma results in accordance with ASC 805 or Article 11 of Regulation S-X. Such measures also do not reflect the effect of any purchase accounting adjustments, including but not limited to the elimination of intercompany sales and the fair value of assets and liabilities. Viatris believes these combined 2020 measures provide useful information to understanding and assessing our 2021 performance because they include both Mylan and Upjohn business results, adjusted as set forth below, whereas historical financial information of Viatris prior to November 16, 2020 only represents Mylan’s historical results as Mylan is considered the accounting acquiror of the Upjohn business.
Combined Adjusted Q1 2020 results refer to the sum of Mylan’s standalone results and the standalone carve-out results from the Upjohn Business for the period from January 1, 2020 to March 31, 2020, adjusted for product divestitures in connection with the Combination and sales to Pfizer for pharmaceutical products provided under its U.S. healthcare plan.
Combined LOE Adjusted Q1 2020 results refer to Combined Adjusted Q1 2020 results, adjusted for the impact of loss of exclusivity (“LOE”) of Lyrica and Celebrex in Japan which occurred after Q1 2020.

New product sales, new product launches or new product revenues refer to revenue from new products launched in 2021 and the carryover impact of new products, including business development, launched since April 1, 2020 (e.g., acquisition of Aspen's thrombosis business in 2020).

Operational change refers to constant currency percentage change and is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2021 constant currency net sales or revenues to the corresponding amount in the prior year.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other expense (income), adjusted effective tax rate, notional debt to Credit Agreement Adjusted EBITDA leverage ratio, long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities, less capital expenditures. Adjusted EBITDA margin refers to adjusted EBITDA divided by total revenues. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and, is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters ended March 31, 2021 and 2020 as well as for total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended March 31, 2021 (the "Form 10-Q").

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a new kind of healthcare company, empowering people worldwide to live healthier at every stage of life. We provide access to medicines, advance sustainable operations, develop innovative solutions and leverage our collective expertise to connect more people to more products and services through our one-of-a-kind Global Healthcare Gateway®. Formed in November 2020, Viatris brings together scientific, manufacturing and distribution expertise with proven regulatory, medical and commercial capabilities to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris' portfolio comprises more than 1,400 approved molecules across a wide range of therapeutic areas, spanning both non-communicable and infectious diseases, including globally recognized brands, complex generic and branded medicines, a growing portfolio of biosimilars and a variety of over-the-counter consumer products. With a global workforce of over 40,000, Viatris is headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter at @ViatrisInc, LinkedIn and YouTube.
Contacts:
Media:
+1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Head of Global Communications and Corporate Brand
Jennifer.Mauer@viatris.com
Investors:
+1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
Head of Capital Markets
William.Szablewski@viatris.com

Melissa Trombetta
Head of Investor Relations
Melissa.Trombetta@viatris.com
Forward-looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, reaffirming Viatris’ 2021 guidance, remaining on track to achieve approximately $500 million in synergies in 2021, that we see underlying strength in our business and we are reaffirming guidance for 2021 which incorporates known and potential headwinds and tailwinds for the remainder of the year, that at the conclusion of the second quarter we will be reassessing our guidance for the full year, that we remain confident in our ability to optimize the one-of-a-kind platform we have built, that we remain on track to meet our $690 million target in new product launch revenue for the year, that we remain focused on our capital allocation priorities and maintaining our investment grade credit rating, that there is continued solid progress in advancing key pipeline programs for biosimilars, complex products and complex injectables, that plans to close, downsize or divest 13 manufacturing sites are in process, that we are committed to ensuring supply continuity so that patients’ needs for critical medicines are met, that the Company continues to target approximately $6.5 billion of debt repayment through 2023, that Viatris has ramped up production of antiviral medicines, including remdesivir, and continues to work with government authorities in India to further reduce the cost of the medicines and educate more than 20,000 healthcare professionals about product usage as the country works to overcome its current COVID outbreak and statements about the transaction pursuant to which Mylan N.V. (“Mylan”) combined with Pfizer Inc.’s Upjohn business (the “Upjohn Business”) in a Reverse Morris Trust transaction (the “Combination”) and Upjohn Inc. became the parent entity of the combined Upjohn Business and Mylan business and was renamed “Viatris Inc.” (“Viatris” or the “Company”), the benefits and synergies of the Combination or our global restructuring program, future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the integration of Mylan and the Upjohn Business or the implementation of the Company’s global restructuring program being more difficult, time consuming or costly than expected; the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all; the possibility that the Company may be unable to successfully integrate Mylan and the Upjohn Business or implement its global restructuring program; operational or financial difficulties or losses associated with the Company’s reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services; the possibility that the Company may be unable to achieve all intended benefits of its strategic initiatives; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; the Company’s failure to achieve expected or targeted future financial and operating performance and results; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally; the ability to attract and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the 2020 Form 10-K, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our other filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Net sales	$4,400.1	$2,588.2
Other revenues	30.2	31.0
Total revenues	4,430.3	2,619.2
Cost of sales	3,303.0	1,713.1
Gross profit	1,127.3	906.1
Operating expenses:
Research and development	184.1	114.2
Selling, general and administrative	1,186.5	605.4
Litigation settlements and other contingencies, net	22.9	1.8
Total operating expenses	1,393.5	721.4
(Loss) earnings from operations	(266.2)	184.7
Interest expense	169.0	119.9
Other expense, net	6.1	34.1
(Loss) earnings before income taxes	(441.3)	30.7
Income tax provision	596.3	9.9
Net (loss) earnings	$(1,037.6)	$20.8
(Loss) earnings per share attributable to Viatris Inc. shareholders
Basic	$(0.86)	$0.04
Diluted	$(0.86)	$0.04
Weighted average shares outstanding:
Basic	1,207.5	516.4
Diluted	1,207.5	517.0

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31, 2021	December 31, 2020
ASSETS
Assets
Current assets:
Cash and cash equivalents	$806.9	$844.4
Accounts receivable, net	4,529.0	4,843.8
Inventories	4,942.2	5,471.9
Prepaid expenses and other current assets	2,040.4	1,707.4
Total current assets	12,318.5	12,867.5
Intangible assets, net	28,489.6	29,683.2
Goodwill	11,907.3	12,347.0
Other non-current assets	6,263.8	6,655.3
Total assets	$58,979.2	$61,553.0
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$2,300.2	$2,308.5
Other current liabilities	7,677.9	8,254.4
Long-term debt	22,102.2	22,429.2
Other non-current liabilities	5,484.2	5,606.8
Total liabilities	37,564.5	38,598.9
Shareholders' equity	21,414.7	22,954.1
Total liabilities and equity	$58,979.2	$61,553.0

Viatris Inc.
Key Product Net Sales, on a Consolidated Basis
Three Months Ended March 31, 2021
(Unaudited)

(In millions)	Total
Select Key Global Products
Lipitor ®	$464.6
Norvasc ®	227.7
Lyrica ®	187.8
Viagra ®	139.6
EpiPen® Auto-Injectors	103.7
Celebrex ®	89.0
Effexor ®	76.6
Zoloft ®	76.6
Creon ®	69.9
Xalabrands	57.9

Select Key Segment Products
Amitiza ®	$45.9
Xanax ®	45.1
Dymista ®	40.3
Yupelri ®	36.9
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product introductions.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net (loss) earnings to adjusted net earnings for the three months ended March 31, 2021 compared to the prior year period:

	Three Months Ended March 31,
(In millions)	2021	2020
U.S. GAAP net (loss) earnings	$(1,037.6)	$20.8
Purchase accounting related amortization (primarily included in cost of sales) (a)	1,255.0	352.2
Litigation settlements and other contingencies, net	22.9	1.8
Interest expense (primarily amortization of premiums and discounts on long term debt)	(13.3)	5.8
Clean energy investments pre-tax loss	17.9	17.3
Acquisition related costs (primarily included in SG&A) (b)	59.8	23.2
Restructuring related costs (c)	315.4	7.6
Share-based compensation expense	32.7	19.4
Other special items included in:
Cost of sales (d)	86.7	117.3
Research and development expense (e)	14.7	1.7
Selling, general and administrative expense	19.3	(3.4)
Other expense, net	—	(0.4)
Tax effect of the above items and other income tax related items (f)	342.9	(96.1)
Adjusted net earnings	$1,116.4	$467.2
____________
Significant items include the following:
(a)    For the three months ended March 31, 2021 includes amortization of the purchase accounting inventory fair value adjustment related to the Combination totaling approximately $476.4 million.
(b)    Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)    For the three months ended March 31, 2021 charges of approximately $167.8 million are included in cost of sales, approximately $6.4 million are included in R&D, and approximately $141.2 million are included in SG&A.
(d)    Costs incurred during the three months ended March 31, 2021 includes incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant of approximately $45.0 million. Costs incurred during the three months ended March 31, 2020 primarily relate to incremental manufacturing variances and site remediation activities as a result of the activities at the company’s Morgantown plant of approximately $58.8 million. In addition, the prior year period includes approximately $25.0 million related to a special bonus for plant employees as a result of the COVID-19 pandemic.
(e)     Adjustments primarily relate to non-refundable payments related to development collaboration agreements.
(f)     Adjusted for changes for uncertain tax positions and for certain impacts of the Combination.

Reconciliation of U.S. GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net (loss) earnings to EBITDA and adjusted EBITDA for the three months ended March 31, 2021 compared to the prior year period:

	Three Months Ended
	March 31,
(In millions)	2021	2020
U.S. GAAP net (loss) earnings	$(1,037.6)	$20.8
Add adjustments:
Net contribution attributable to equity method investments	17.9	17.3
Income tax provision	596.3	9.9
Interest expense (a)	169.0	119.9
Depreciation and amortization (b)	1,422.5	415.0
EBITDA	$1,168.1	$582.9
Add adjustments:
Share-based compensation expense	32.7	19.4
Litigation settlements and other contingencies, net	22.9	1.8
Restructuring, acquisition related and other special items (c)	412.9	146.6
Adjusted EBITDA	$1,636.6	$750.7
____________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	March 31,
(in millions)	2021	2020	% Change	2021 Currency Impact (1)	2021 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
Developed Markets	$2,571.6	$1,986.4	29%	$(96.9)	$2,474.7	25%
Greater China	591.9	15.1	nm	0.2	592.1	nm
JANZ	481.9	243.2	98%	(21.9)	460.0	89%
Emerging Markets	754.7	343.5	120%	(0.3)	754.4	120%
Total net sales	4,400.1	2,588.2	70%	(118.9)	4,281.2	65%

Other revenues (3)	30.2	31.0	(3)%	(0.5)	29.7	(4)%
Consolidated total revenues (4)	$4,430.3	$2,619.2	69%	$(119.4)	$4,310.9	65%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2021 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)For the three months ended March 31, 2021, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $22.3 million, $1.4 million, $0.4 million, and $6.1 million, respectively.
(4)Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP cost of sales	$3,303.0	$1,713.1
Deduct:
Purchase accounting related amortization	(1,255.0)	(352.2)
Acquisition related items	(2.5)	(0.8)
Restructuring related costs	(167.8)	(3.7)
Share-based compensation expense	(0.6)	(0.3)
Other special items	(86.7)	(117.3)
Adjusted cost of sales	$1,790.4	$1,238.8

Adjusted gross profit (a)	$2,639.9	$1,380.4

Adjusted gross margin (a)	60%	53%

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP R&D	$184.1	$114.2
Deduct:
Acquisition related costs	(0.1)	—
Restructuring and related costs	(6.4)	(0.2)
Share-based compensation expense	(1.1)	(0.4)
Other special items	(14.7)	(1.7)
Adjusted R&D	$161.8	$111.9

Adjusted R&D as % of total revenues	4%	4%

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP SG&A	$1,186.5	$605.4
Add / (Deduct):
Acquisition related costs	(57.2)	(22.2)
Restructuring and related costs	(141.2)	(3.7)
Share-based compensation expense	(31.0)	(18.6)
Other special items and reclassifications	(19.3)	3.4
Adjusted SG&A	$937.8	$564.3

Adjusted SG&A as % of total revenues	21%	22%

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP total operating expenses	$1,393.5	$721.4
(Deduct):
Litigation settlements and other contingencies, net	(22.9)	(1.8)
R&D adjustments	(22.3)	(2.3)
SG&A adjustments	(248.7)	(41.1)
Adjusted total operating expenses	$1,099.6	$676.2

Adjusted earnings from operations (b)	$1,540.3	$704.2

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP interest expense	$169.0	$119.9
Add/(Deduct):
Amortization of premiums and discounts on long-term debt	16.0	(1.4)
Other special items	(2.7)	(4.4)
Adjusted interest expense	$182.3	$114.1

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP other expense, net	$6.1	$34.1
Add / (Deduct):
Clean energy investments pre-tax loss (c)	(17.9)	(17.3)
Other items	—	0.4
Adjusted other expense (income)	$(11.8)	$17.2

	Three Months Ended
	March 31,
	2021	2020
U.S. GAAP (loss) earnings before income taxes	$(441.3)	$30.7
Total pre-tax non-GAAP adjustments	1,811.1	542.5
Adjusted earnings before income taxes	$1,369.8	$573.2

U.S. GAAP income tax provision	$596.3	$9.9
Adjusted tax (benefit) expense	(342.9)	96.1
Adjusted income tax provision	$253.4	$106.0

Adjusted effective tax rate	18.5%	18.5%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

Reconciliation of Estimated 2021 GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited; in millions)
A reconciliation of the estimated 2021 GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

Estimated GAAP Net Cash provided by Operating Activities	$2,650 - $2,800

Less: Capital Expenditures	$(500) - $(650)

Free Cash Flow	$2,000 - $2,300

Combined Adjusted EBITDA - Three months ended March 31, 2020

(In millions)	Three Months Ended March 31, 2020
Upjohn - U.S. GAAP Income before taxes	$885.3
Interest expense	53.7
Depreciation and amortization	76.8
Upjohn EBITDA	$1,015.7

Other adjustments	60.9
Upjohn Adjusted EBITDA	$1,076.6
Add: Mylan Adjusted EBITDA	750.7
Combined Adjusted EBITDA	$1,827.3